EXHIBIT 99.1

Superior Uniform Group, Inc. Acquires Blade Sportswear, Inc.

Acquisition Expands Foodservice Industry Expertise and Offerings

SEMINOLE, Fla., Nov. 2, 2009 (GLOBE NEWSWIRE) -- Superior Uniform Group (Nasdaq:SGC) today announced the acquisition of Blade Sportswear, Inc. ("Blade"), effective November 2, 2009. Blade, founded in 1991, a privately owned company, specializes in the design, manufacture and distribution of uniforms to major domestic restaurant and foodservice chains throughout the U.S. Blade's award-winning image apparel is worn by some of the most prestigious brands in the foodservice market. The transaction is an asset purchase including the assumption of certain liabilities.

"This acquisition brings Superior Uniform an outstanding customer base and will further enhance our position in the foodservice market," said Michael Benstock, CEO of Superior Uniform Group. Blade's revenues for the first nine months of 2009 were approximately $4.8 million. "Every Superior Uniform employee has played an important role in positioning our company to take advantage of opportunities to grow our business. Blade's strong reputation and history positions Superior Uniform Group to continue to deliver substantial long-term value to our customers and shareholders. We expect this acquisition to be accretive to our earnings in 2010. Our financial position remains very strong and has allowed us to successfully weather the current economic storm while continuing to invest in the future growth of our company. We are actively pursuing additional potential strategic acquisitions."

About Superior Uniform Group, Inc.

Superior Uniform Group, Inc., established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Superior manages award-winning apparel programs for major corporations. They are leaders in innovative uniform program designs, global manufacturing, and state-of-the-art distribution. Superior, through their subsidiary "The Office Gurus," is also a near-shore premium provider of cost effective bilingual contact center and office solutions.

Superior's financial strength and resources support a customer's diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Their commitment to service, technology, quality and value-added benefits separates them from the competition in each of their seven primary markets: Healthcare, Hospitality, Food Service, Retail Employee I.D., Government Service, Private Security, and Rental Service. For more information please call (800) 727-8643, or visit their Web site at: www.superioruniformgroup.com.

Forward-Looking Statements

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company's SEC filings, which could cause actual results to differ from those projected.

CONTACT:  Superior Uniform Group, Inc.
          Andrew D. Demott, Jr., CFO
          (727) 397-9611
          Fax: (727) 803-9623

          Edelman
          Michael McCullough
          (404) 832-6372